Exhibit 5.1

October 18, 2023

AVITA Medical, Inc.

28159 Avenue Stanford, Suite 220

Valencia, CA 91355

Ladies and Gentlemen:

We have acted as counsel to AVITA Medical, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company today of a warrant (the “Warrant”) to purchase an aggregate of 409,661 shares of common stock, par value $0.0001 per share (“Common Stock”), with an exercise price of $10.9847 per share (the “Warrant Shares”, and together with the Warrant, the “Securities”), which will be issued pursuant to the Credit Agreement, dated as of October 18, 2023, by and between the Company and the lenders and administrative agent party thereto (the “Credit Agreement”). In accordance with the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, the Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) (i) a Registration Statement on Form S-3 (Registration No. 333-271276) (the “Registration Statement”), which became effective April 25, 2023, and (ii) a prospectus supplement dated October 18, 2023 (the “Prospectus Supplement”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

In connection with rendering the opinions set forth below, we have examined (i) the Registration Statement, including the exhibits filed therewith; (ii) the base prospectus dated April 25, 2023 included in the Registration Statement; (iii) the Prospectus Supplement; (iv) the Credit Agreement; (v) the form of Warrant; (vi) the Certificate of Incorporation of the Company, as amended; (vii) the Amended and Restated Bylaws of the Company; (viii) the records of corporate actions of the Company relating to the Registration Statement, the Prospectus Supplement, the Securities and matters in connection therewith (the “Board Resolutions”); and (ix) the Company’s stock ledger. We have also examined and relied upon certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, and have considered such matters of law as we have deemed necessary to render the opinions contained herein. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company without investigation or analysis of any underlying data contained therein.

In rendering our opinions below, we also have assumed that: (a) the Company will have sufficient authorized and unissued shares of Common Stock at the time of each issuance of a Warrant Share as described in the Prospectus Supplement and pursuant to the Credit Agreement and the Board Resolutions; (b) the issuance of each Warrant Share will be duly noted in the Company’s stock ledger upon its issuance;

and (c) the Company will receive consideration for each Warrant Share in an amount at least equal to the par value of such share of Common Stock and in the amount required by the Board Resolutions and the Warrant, as applicable.

Our opinions set forth below in the first sentence of numbered paragraph 1 and numbered paragraph 2 are limited to the Delaware General Corporation Law (the “DGCL”) and reported judicial decisions interpreting the DGCL. Our opinion set forth below in the second sentence of numbered paragraph 1 is limited to the laws of the State of New York.

1. The Warrant has been duly authorized for issuance by the Company. The Warrant, when issued, delivered and paid for as described in the Prospectus Supplement and pursuant to the Credit Agreement and the Board Resolutions, will constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and other laws affecting the rights and remedies of creditors generally.

2. The Warrant Shares have been duly authorized for issuance by the Company and, when issued and delivered by the Company against payment therefor as described in the Prospectus Supplement and the Board Resolutions, upon exercise of the Warrant in accordance with the terms therein and the terms of the Credit Agreement, will be validly issued, fully-paid and non-assessable.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP